UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 26, 2010

American Apparel, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32697	20-3200601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, CA	90021-1106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 488-0226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sale of Equity Securities.

On December 1, 2010, American Apparel, Inc. (the “Company”) sold 1,129,576 treasury shares of its common stock, par value $.0001 per share (“Common Stock”), at approximately $1.48 per share, for a total cost of $1.675 million to Dov Charney, Chairman and Chief Executive Officer of the Company. Such shares were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Proceeds of the sale will be used to facilitate equity grants and to fund the payment of the related withholding taxes for such grants as described under Item 8.01 below.

Item 8.01.  Other Information.

On November 26, 2010, the Board of Directors of the Company approved the grant of 6,532,673 restricted shares of Common Stock, representing approximately 9.1% of the outstanding shares of Common Stock, to executive and non-executive management employees and certain consultants to the Company.

The grants are being made pursuant to the Company’s 2007 Performance Equity Plan (the “Plan”), as previously disclosed in the notes to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the period ending December 31, 2009. Descriptions of the Plan and the First Amendment to the Plan were included in the Company’s definitive proxy statements filed with the Securities and Exchange Commission on November 28, 2007 and October 29, 2008, respectively, and are incorporated herein by this reference.

The Compensation Committee of the Board of Directors of the Company retained compensation consultants to assist in the development of an incentive plan for executive and senior management employees, since prior to its merger with Endeavor Acquisition Corp. in December 2007, American Apparel Inc. as a privately-held company did not have a formal incentive or equity program in place. As part of the development of the incentive plan, the Compensation Committee considered third-party data, advice and expertise on proposed executive compensation levels, programs and plan designs as provided by the compensation consultants, including information regarding the total amount of shares allocated to management under similar share plans at peer companies. The Plan was designed to incentivize future performance as well as to recognize employees for their significant contributions to the Company to date. The majority of management employees receiving restricted shares under the grant joined the Company prior to the merger with Endeavor Acquisition Corp., and the average tenure of the employees is greater than four years.

The Company paid the withholding and payroll taxes due with respect to the share grants on behalf of the employees that received the grants, and expects to recognize compensation expense in the fourth quarter of 2010 of approximately $3.6 million related to the grants. To facilitate such grants and to fund the payment of the related withholding taxes for the grants, Mr. Charney purchased treasury shares of the Company as described under Item 3.02 above.

With respect to each award of restricted shares of Common Stock, 20% of the shares vested upon grant and 20% of the shares will vest on each of the four anniversaries following the grant date. Each award of shares of the Common Stock is subject to a Restricted Stock Award Agreement, the form of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)     Exhibits.

10.1	Form of Restricted Stock Award Agreement

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN APPAREL, INC.

Dated: December 1, 2010	By:	/s/ Adrian Kowalewski
		Name:	Adrian Kowalewski
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No	Description
10.1	Form of Restricted Stock Award Agreement